EXECUTION COPY US_ACTIVE-161703206.11 AMENDMENT NO. 1 This AMENDMENT NO. 1 (this “Amendment”) dated as of October 1, 2021, by and among GLOBANT, LLC, a Delaware limited liability company (the “Borrower”), HSBC Bank USA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Issuing Bank and Swingline Lender, and the lenders party hereto, is entered into in connection with that certain Second Amended and Restated Credit Agreement, dated as of February 6, 2020 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the lenders party thereto, the Administrative Agent, the Issuing Bank and the Swingline Lender. WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend the Credit Agreement to (i) extend the Term Loan Commitment Date with respect to the Term Loans, (ii) modify certain financial covenants and their component definitions and (iii) make certain other modifications to the Credit Agreement; and WHEREAS, subject to the terms and conditions set forth in this Amendment, the Lenders and the Administrative Agent have agreed to so amend the Credit Agreement. NOW, THEREFORE, in consideration of their mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: Section 1 Defined Terms. Unless otherwise defined herein, capitalized terms used herein (including in the preliminary statements hereto) shall have the same meaning assigned to such terms in the Credit Agreement. Section 2 Amendments. As of the First Amendment Effective Date (as defined below), the parties hereto agree that the Credit Agreement shall hereby be amended as follows: Section 2.1 References Generally. References in the Credit Agreement (included references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “herein” and “hereof”) and references in the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended hereby. Section 2.2 Defined Terms. Section 1.1 of the Credit Agreement shall be amended by amending the following definitions and replacing them in their entirety, or as applicable, adding the following new definitions in the appropriate alphabetical order, to read as follows: “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date. “Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.23, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

- 2 - US_ACTIVE-161703206.11 “Benchmark Replacement” means, for any Available Tenor: (1) For purposes of clause (a) of Section 2.23, the first alternative set forth below that can be determined by the Administrative Agent: (a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or (b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of Section 2.23; and (2) For purposes of clause (b) of Section 2.23, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Dollar- denominated syndicated or bilateral credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” the definition of “Alternate Base Rate”, the definition of “Eurodollar”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an

- 3 - US_ACTIVE-161703206.11 entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored. “Beneficial Ownership Certification” means a certification regarding beneficial ownership requirement by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion. “Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders. “Early Opt-in Election” means the occurrence of: (1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders. “Erroneous Payment” has the meaning assigned to it in Section 8.15(a). “Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.15(d)(i). “Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.15(d)(i).

- 4 - US_ACTIVE-161703206.11 “Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.15(d)(i). “Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.15(e). “FCA” has the meaning specified in Section 2.23(a). “First Amendment Effective Date” means October 1, 2021. “Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR. “IBA” has the meaning specified in Section 2.23(a). “Interest Coverage Ratio” means, with respect to any Computation Period, the ratio of (a) Consolidated EBITDA minus cash payments made in respect of operating lease liabilities in accordance with IFRS for such period to (b) Consolidated Interest Expense (other than in respect of cash Interest Expense related to operating leases capitalized in accordance with IFRS) for such period. “Maximum Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such day to (b) Consolidated EBITDA for the Computation Period ending on such day minus cash payments made in respect of operating lease liabilities in accordance with IFRS for such period. “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit (including, without limitation, the obligations to pay, discharge or satisfy any Erroneous Payment Subrogation Rights), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations. “Payment Recipient” has the meaning assigned to it in Section 8.15(a). “Permitted Encumbrances” means: (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

- 5 - US_ACTIVE-161703206.11 (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(k); (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; (g) any interest or title of a lessor under any operating lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased; (h) leases and subleases granted to others by the Borrower or any Subsidiary of the Borrower in the ordinary course of business on any real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) non-exclusive licenses of intellectual property granted in the ordinary course of business which do not, in any case, (x) materially detract from the value of the intellectual property subject thereto or (y) materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and exclusive licenses of intellectual property granted in connection with any sale of assets permitted hereunder; (j) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods; (k) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights; (l) customary restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, to the extent the entry into such agreements is otherwise permitted hereunder; (m) Liens securing lease, utility and other similar deposits in the ordinary course of business; (n) setoff rights in connection with repurchase obligations in favor of the counterparty to such obligations in connection with Cash Equivalent Investments of a type referred to in clause (d) of the definition thereof;

- 6 - US_ACTIVE-161703206.11 (o) customary restrictions on assignment and transfer in intellectual property licenses under which the Borrower or any Subsidiary is a licensor or licensee; and (p) precautionary Liens filed in connection with any Disposition permitted under Section 6.5(f); provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness. “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. “SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time). “Term Loan Commitment Termination Date” means the earlier of (i) the first date on which Term Loans are funded in full pursuant to the terms hereof and (ii) the date that is six (6) months following the First Amendment Effective Date. “Term SOFR” means, for the applicable corresponding tenor, the forward- looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. “USD LIBOR” means the London interbank offered rate for Dollars. Section 2.3 Deletions. Section 1.1 of the Credit Agreement shall be amended by deleting the following definitions in their entirety: “Benchmark Replacement Adjustment”, “Benchmark Replacement Date”, “Benchmark Transition Start Date”, “Benchmark Unavailability Period”, “Federal Reserve Bank of New York’s Website”, “Fixed Charge Coverage Ratio” and “Interest Expense”. Section 2.4 Amendments to Section 1.9. (a) Section 1.9(a) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (a) [Reserved]. (b) Section 1.9(b) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (b) [Reserved]. (c) Section 1.9(c) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows:

- 7 - US_ACTIVE-161703206.11 (c) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBO Rate (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. In the event the Administrative Agent on any interest determination date is required, but is unable, to determine LIBO Rate or other applicable or replacement Benchmark in accordance with the procedures set out in this Agreement, LIBO Rate or the applicable or replacement Benchmark will be LIBO Rate as determined on the previous interest determination date. Section 2.5 Amendments to Section 2.9. Section 2.9(b) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Term Lender, such Term Lender’s Applicable Percentage of the initial aggregate principal amount of Term Loans extended to the Borrower in equal quarterly amounts for each year following the First Amendment Effective Date equal to five percent (5.0%) thereof (which payments shall be made, commencing with the first full fiscal quarter following the Borrowing thereof, on the last day of each March, June, September and December of each year), with any then-unpaid principal amount, together with all other amounts owed with respect thereto, payable on the Term Loan Maturity Date. Section 2.6 Amendments to Section 2.16. Section 2.16 of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: Section 2.16 Break-funding Payments. In the event that (i) any payment of principal of a Eurodollar Loan is required, made or permitted on a date other than the last day of the then- current Interest Period applicable thereto (including as a result of an Event of Default or any

- 8 - US_ACTIVE-161703206.11 prepayment pursuant to Section 2.10), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in an amount computed as follows: the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the interest rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (y) the amount of interest that would accrue on such principal amount for such Interest Period at the interest rate that such Lender would bid were it to bid, at the commencement of the interest period, for Dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this paragraph shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate upon demand and in any event within ten (10) days after receipt thereof. Section 2.7 Amendments to Section 2.23. Section 2.23 of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (a) Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. (b) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then- current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement

- 9 - US_ACTIVE-161703206.11 has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate. (c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. (d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.23. (e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings. Section 2.8 Amendments to Article III. Article III of the Credit Agreement shall be amended by adding the following Section 3.25 therein to read as follows: Section 3.25 Beneficial Ownership Certification. As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects. Section 2.9 Amendments to Article V. Article V of the Credit Agreement shall be amended by adding the following Section 5.13 therein to read as follows: Section 5.13 Beneficial Ownership Certification. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation. Section 2.10 Amendments to Section 6.1. Section 6.1(a) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (a) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Computation Period to be less than 3.00 to 1.00 for such Computation Period.

- 10 - US_ACTIVE-161703206.11 Section 2.11 Amendments to Section 6.4. Section 6.4(iv)(B) of the Credit Agreement is hereby amended by deleting the words “Fixed Charge Coverage Ratio” in their entirety where they appear and replacing with the words “Interest Coverage Ratio”. Section 2.12 Amendments to Section 6.15. Section 6.15(b) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (b) No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law. Section 2.13 Amendments to Article VIII. Article VIII of the Credit Agreement shall be amendment by adding the following Section 8.15 therein to read as follows: (a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole and absolute discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.15 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. (b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or

- 11 - US_ACTIVE-161703206.11 repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case: (i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.15(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.15(a) or on whether or not an Erroneous Payment has been made. (c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a). (d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the

- 12 - US_ACTIVE-161703206.11 failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. (ii) Subject to Section 9.4(b) (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time. (e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is,

- 13 - US_ACTIVE-161703206.11 and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. (f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine. (g) Each party’s obligations, agreements and waivers under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document. Section 2.14 Amendments to Section 9.4(b). Section 9.4(b)(i)(B) of the Credit Agreement shall be amended by deleting it in its entirety and restating it to read as follows: (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or, if less, the amount of any Erroneous Payment Deficiency Assignment), in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed). Section 2.15 Amendments to Exhibit H. Exhibit H attached to the Credit Agreement is hereby amended by deleting the words “Fixed Charge Coverage Ratio” in their entirety where they appear and replacing with the words “Interest Coverage Ratio”. Section 3 Representations and Warranties. The Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that: Section 3.1 This Amendment (i) has been duly authorized by all requisite limited liability company or corporate or other applicable organizational actions and, if required, actions by stockholder and other equity holders of the Borrower, (ii) has been duly executed and delivered by the Borrower, (iii) constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; Section 3.2 The representations and warranties of the Borrower in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects

- 14 - US_ACTIVE-161703206.11 (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) on and as of the date of this Amendment, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) on and as of such earlier date; and Section 3.3 As of the date of this Amendment and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred or is continuing. Section 4 Conditions Precedent. This Amendment shall become effective on the date on which each of the following conditions precedent are satisfied (such date, the “First Amendment Effective Date”): Section 4.1 The Administrative Agent (or its counsel) shall have received (a) a counterpart of this Amendment executed by the Borrower and the Lenders and (b) a counterpart of (i) the Third Reaffirmation of Luxembourg Guaranty Agreement executed by Globant S.A. (Luxembourg), (ii) the Third Reaffirmation of Spanish Guaranty Agreement executed Globant S.A. (Spain), (iii) the First Reaffirmation of Guaranty Agreement executed by Globant IT Services Corp., (iv) the First Reaffirmation of Security Agreement executed by Globant IT Services Corp., and (v) the Third Reaffirmation of Security Agreement executed by the Borrower; and Section 4.2 The Administrative Agent shall have received a certificate of an officer of the Borrower certifying (i) that there have been no changes in any organizational documents of the Borrower since the Effective Date, (ii) resolutions of the sole member of the Borrower authorizing the execution, delivery and performance of this Amendment, (iii) a certificate of good standing of the Borrower from the Secretary of State of Delaware dated as of a recent date, and (iv) the identity, authority, capacity and true signature of each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with this Amendment and any other legal matters relating to the Borrower and this Amendment; and Section 4.3 To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the First Amendment Effective Date, if the Administrative Agent or any Lender has requested, in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower, then the Administrative Agent or such Lender shall have received such Beneficial Ownership Certification; and Section 4.4 The Administrative Agent shall have received copies of Uniform Commercial Code and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name the Borrower (under its current name and any previous names) as debtor, together with (a) copies of such financing statements or other Lien filings, and (b) such Uniform Commercial Code termination statements or amendments or other Lien terminations, as applicable, as the Administrative Agent may request; and Section 4.5 The Administrative Agent shall have received favorable written legal opinions (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of New York counsel for the Loan Parties, in form and substance reasonably

- 15 - US_ACTIVE-161703206.11 satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, the Loan Documents as the Required Lenders shall reasonably request; and Section 4.6 Since December 31, 2018, there shall not have occurred any Material Adverse Effect; and Section 4.7 The Administrative Agent shall have received an amendment fee for the account of each Term Lender in an amount equal to 0.025% of the amount of Term Loan Commitments extended pursuant to the terms of this Amendment. Once paid, such amendment fee shall be non-refundable; and Section 4.8 The Administrative Agent shall have received evidence of payment of any other costs, expenses, fees and other compensation (including attorneys’ costs, expenses and fees) required to be paid to the Administrative Agent by the Borrower pursuant to the Credit Agreement or any other written agreement on or prior to the First Amendment Effective Date; and Section 4.9 The Administrative Agent shall notify the Borrower and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding. Section 5 Miscellaneous. Section 5.1 Costs and Expenses. The Borrower hereby agrees to pay on demand all costs and expenses of the Administrative Agent (including attorneys’ costs, expenses and fees) in connection with the preparation, negotiation, execution, and delivery of this Amendment. This covenant shall survive termination of this Amendment and the payment of the Obligations. Section 5.2 Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Section 5.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3. Section 5.4 Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and

- 16 - US_ACTIVE-161703206.11 enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Section 5.5 Execution in Counterparts; Etc. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. Section 5.6 Credit Agreement. Except as amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. This Amendment is a Loan Document executed under the Credit Agreement and shall be construed in accordance with the Credit Agreement. [Signature Pages Follow]

[Signature Page – Amendment No. 1 to Second Amended and Restated Credit Agreement] HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank By _________________________ Name: Vanessa Printz Title: Senior Vice President

[Signature Page – Amendment No. 1 to Second Amended and Restated Credit Agreement] HSBC BANK USA, NATIONAL ASSOCIATION, as Swingline Lender By _________________________ Name: Vanessa Printz Title: Senior Vice President

[Signature Page – Amendment No. 1 to Second Amended and Restated Credit Agreement] HSBC BANK USA, NATIONAL ASSOCIATION, as Lender By _________________________ Name: Vanessa Printz Title: Senior Vice President

[Signature Page – Amendment No. 1 to Second Amended and Restated Credit Agreement] CITIBANK, N.A., as Lender By _________________________ Name: Siddharth Bansal Title: Vice President

BBVA USA,
as Lender

By ______________________
Name: Chris Dowler
Title: Senior Vice President

[Signature Page – Amendment No. 1 to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender By -------..,£-..,,__--1--''-N<-_..,_.....,.__ Name: (Signature Page - Amendment No. I to Second Amended and Restated Credit Agreement)